NORTHERN LIGHTS FUND TRUST II

Shareholder Services Plan

Balter L/S Small Cap Equity Fund

Balter European L/S Small Cap Fund

Adopted October 22, 2015,

As Amended January 23, 2019

This plan constitutes the Shareholder Services Plan (the "Plan") for the Investor Class shares of the Balter L/S Small Cap Equity Fund and Balter European L/S Small Cap Fund (collectively, the "Funds"), each a series of Northern Lights Fund Trust II, a Delaware business trust (the "Trust"). The Plan relates solely to the Funds.

WHEREAS, it is desirable to provide the Funds flexibility in meeting the investment and shareholder servicing needs of its investors; and

WHEREAS, the Trust desires to adopt a Shareholder Services Plan with respect to the Funds; and

WHEREAS, the Trust intends to enter into Plan agreements ("Shareholder Services Agreements") with certain financial institutions, broker-dealers, and other financial intermediaries ("Authorized Service Providers") pursuant to which the Authorized Service Providers will provide certain administrative support services to the beneficial owners of the Fund’s shares;

NOW THEREFORE, the Trust hereby adopts this Plan with respect to the Fund:

1.                  Implementation. Any officer of the Trust is authorized to execute and deliver, in the name of the Trust and on behalf of the Funds, written Shareholder Services Agreements with Authorized Service Providers that are record owners of Fund shares or that have a servicing relationship with the beneficial owners of shares of the Funds. A form of Shareholder Services Agreements is attached hereto as Exhibit A.

2.                  Services. Pursuant to the Shareholder Services Agreements, the Authorized Service Providers shall provide to those customers who own Fund shares administrative support services, not primarily intended to result in the sale of shares of the Funds, as set forth therein and as described in the Trust's applicable prospectus. Administrative support services include, but are not limited to: (i) responding to customer inquiries of a general nature regarding the Funds; (ii) crediting distributions from the Funds to customer accounts; (iii) arranging for bank wire transfer of funds to or from a customer’s account; (iv) responding to customer inquiries and requests regarding Statements of Additional information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (v) forwarding prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; (vi) assisting the Funds in establishing and maintaining shareholder accounts and records; (vii) providing sub-accounting with respect beneficially owned of, and transactions in, Fund shares at the shareholder level; (viii) forwarding to customers proxy statements and proxies; (ix)

determining amounts to be reinvested in the Funds; (x) assisting customers in changing account options, account designations and account addresses, and (xi) providing such other similar services as the Trust may reasonably request to the extent the Authorized Service Providers are permitted to do so under applicable statutes, rules, or regulations.

3.                  Compensation. In consideration for such administrative support services, the Authorized Service Providers will receive a fee, computed daily and paid monthly in the manner set forth in the respective Shareholder Services Agreements, at an annual rate of up to 0.10% of the average daily net assets of the Balter L/S Small Cap Equity Fund and up to 0.05% of the average daily net assets of the Balter European L/S Small Cap Fund. All expenses incurred by the Trust or the Funds in respect of this Plan shall be borne by the holders of the Funds’ shares.

4.                  Effective Date and Termination. This Plan will be effective with regard to the shares of the Funds only after approval by a vote of a majority of the Board of Trustees of the Trust, including a majority of trustees who are not an "interested person" of the Trust as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940 (the “Disinterested Trustees”). The Plan may be terminated with respect to the shares of the Fund at any time by vote of a majority of the Disinterested Trustees.

5.                  Amendment. The Plan may be amended at any time by the Board of Trustees with respect to the Fund, provided that all material amendments to the Plan shall be approved by the Trust's Board of Trustees in the manner provided herein with respect to the initial approval of the Plan.

6.                  Reporting. While this Plan is in effect, the Board of Trustees shall be provided with a quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which the expenditures were made.

IN WITNESS WHEREOF, the Trust has executed this Plan as of January 23, 2019.

NORTHERN LIGHTS FUND TRUST II

By: /s/ Kevin Wolf

Kevin Wolf

President

Exhibit A
to the
Shareholder Services Plan

SHAREHOLDER SERVICES AGREEMENT

This Shareholder Services Agreement (the "Agreement") is made as of ___________, 200_, by and between Northern Lights Fund Trust II (the “Trust”), a Delaware business trust registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the Investor Class shares of the Balter L/S Small Cap Equity Fund and the Balter European L/S Small Cap Fund, (collectively, the "Funds"), and [_____________________] (the “Authorized Service Provider”) solely for the purpose of providing administrative services, as provided below:

1.	Services. The Authorized Service Provider shall provide those administrative shareholder services and/or account maintenance services listed on Schedule A attached hereto, to those individuals or entities with whom the Authorized Service Provider has a servicing and/or other relationship and who may from time to time directly or beneficially own shares of the Funds. Schedule A may be amended from time to time by mutual agreement of the parties.
2.	Compensation.

(a)       The fee to be paid with respect to the Funds will be computed and paid monthly at an annual rate equal to [%] of the average daily net asset value of the shares of the Fund for which services are rendered, provided that such shares are beneficially owned of record at the close of business on the last business day of the payment period by shareholders with whom the Authorized Service Provider has a servicing relationship as indicated by the records maintained by the Trust or its transfer agent (the “Subject Shares”).

(b)       The Trust shall pay the Authorized Service Provider the total of the fees calculated for the Funds for any period with respect to which such calculations are made within 45 days after the close of such period.

(c)       The Trust reserves the right to withhold payment with respect to any Subject Shares purchased and redeemed or repurchased by the Funds within seven (7) business days after the date of its confirmation of such purchase.

3.	Records and Reporting. The Authorized Service Provider shall furnish the Trust with such information as shall reasonably be requested by the Trustees with respect to the fees paid to the Authorized Service Provider pursuant to this Agreement.
4.	Limitations.

(a)       The parties acknowledge and agree that the services in Section 1 above and listed in Schedule A attached hereto are not primarily intended to result in the sale of shares of the Funds and are not the services of an underwriter within the meaning of the Securities

Act of 1933, as amended, or the 1940 Act. This Agreement does not give the Authorized Service Provider any right to purchase shares from the Funds, nor does it constitute the Authorized Services Provider an agent of the Funds to receive any orders to purchase or redeem shares of such Funds on behalf of the Funds. To the extent the Authorized Service Provider is involved in the transmission of orders to purchase or redeem Fund shares received from an individual or financial intermediary, such involvement will be solely as agent for such individual or financial intermediary.

(b)       Neither the Authorized Service Provider nor any of its employees or agents are authorized to make any representation concerning shares of the Fund except those contained in the then current Prospectus or Statement of Additional Information for the Funds, and the Authorized Service Provider shall have no authority to act as agent for the Funds outside the parameters of this Agreement.

5.	Termination. This Agreement may be terminated by either party at any time without payment of any penalty upon sixty (60) days’ written notice.
6.	Amendments. This Agreement and any Schedule hereto may not be revised except by mutual written agreement between the parties. This Agreement may be revised only after 60 days’ written notice or upon such shorter notice as the parties may mutually agree.
7.	Notices.

All communications to the Fund should be sent to:

Balter L/S Small Cap Equity Fund, Balter European L/S Small Cap Fund, c/o Gemini Fund Services, LLC

80 Arkay Drive, Suite 110

Hauppauge, New York 11788

Attn: Kevin Wolf

Any notice to the Authorized Service Provider shall be sent to:

[Authorized Service Provider]

________________________

________________________

________________________

Attn:____________________

All communications and any notices required hereunder shall be deemed to be duly given if mailed or faxed to the respective party at the address for such party specified above.

8.	Confidentiality. The parties to this Agreement mutually acknowledge that the Fund maintains and is subject to a Privacy Policy that restricts the disclosure of certain types of non-public information regarding the customers of the Funds and the parties agree to be bound by the restrictions imposed by such Privacy Policy.

9.	Anti-Money Laundering. The Authorized Service Provider will comply with all applicable laws and regulations aimed at preventing, detecting, and reporting money laundering and suspicious transactions and will take all necessary and appropriate steps, consistent with applicable regulations and generally accepted industry practices to (i) obtain, verify, and retain information with regard to shareholder identification and (ii) to maintain records of all shareholder transactions. Authorized Service Provider will (but only to the extent consistent with applicable law) take all steps necessary and appropriate to provide the Trust with any requested information about investors and accounts in the event that the Trust shall request such information due to an inquiry or investigation by any law enforcement, regulatory, or administrative authority. To the extent permitted by applicable law and regulations, Authorized Service Provider will notify the Trust of any concerns that Authorized Service Provider may have in connection with any shareholder in the context of relevant anti-money laundering legislation/regulations.
10.	Indemnification.

(a)               The Trust (on behalf of the applicable Funds) agrees to indemnify and hold the Authorized Service Provider harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Authorized Service Provider may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Trust of any provision of this Agreement or the Trust’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

(b)               The Authorized Service Provider agrees to indemnify and hold the Trust and the Funds harmless against any losses, claims, damages, liabilities or expenses (including attorney’s fees) to which the Trust may become subject insofar as such losses, claims, damages, liabilities or expenses or actions in respect thereof arise out of or are based upon any material breach by the Authorized Service Provider of any provision of this Agreement or the Authorized Service Provider’s negligence or willful misconduct in carrying out its duties and responsibilities under this Agreement.

11.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.
12.	Limitation of Liability. The names “Northern Lights Fund Trust II” and “Trustees of Northern Lights Fund Trust II” refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of August 26, 2010 to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the State of Delaware and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such their capacities as Trustees, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust and all persons dealing with any series of shares of the Trust must look solely to the assets of the Trust belonging to such applicable series for the enforcement of any claims against the Trust.

13.	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any party hereto may execute this Agreement by signing any such counterpart.
14.	Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.
15.	Entire Agreement. This Agreement, including the Attachments hereto, constitutes the entire agreement between the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral, with respect to such matters.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the ____ day of _______________, 20__.

NORTHERN LIGHTS FUND TRUST II, on behalf Balter L/S Small Cap Equity Fund and Balter European L/S Small Cap Fund,	[AUTHORIZED SERVICE PROVIDER]
By: ___________________________ Name: _________________________ Title: __________________________	By: ___________________________ Name: _________________________ Title: __________________________

SCHEDULE A

TO

SHAREHOLDER SERVICES AGREEMENT

The types of shareholder services which may be compensated pursuant to the Agreement include, but are not necessarily limited to, the following:

1.	Answering customer inquiries of a general nature regarding the Fund;
2.	Responding to customer inquiries and requests regarding statements of additional information, reports, notices, proxies and proxy statements, and other Fund documents;
3.	Delivering prospectuses and annual and semi-annual reports to beneficial owners of the Subject Shares;
4.	Assisting the Fund in establishing and maintaining shareholder accounts and records;
5.	Assisting customers in changing account options, account designations, and account addresses;
6.	Processing dividend payments and providing sub-accounting for all Fund share transactions at the shareholder level;
7.	Arranging for bank wire transfer of funds to or from a customer’s account;
8.	Crediting distributions from the Fund to shareholder accounts;
9.	Determining amounts to be reinvested in the Fund; and
10.	Providing such other similar administrative services as may be reasonably requested and which are deemed necessary and beneficial to the holders of the Subject Shares, to the extent permitted by applicable statute, rule or regulation.